Exhibit 5.1

[LETTERHEAD OF WINSTON & STRAWN LLP]

September 12, 2005

FreightCar America, Inc.

Two North Riverside Plaza

Suite 1250

Chicago, Illinois 60606

Re:	Registration Statement on Form S-1 (Registration No. 333-128122)

Ladies and Gentlemen:

        We have acted as counsel for FreightCar America, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-1 (Registration No. 333-128122 (as amended through the date hereof, the “Registration Statement”)) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 6, 2005, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by certain selling stockholders (the “Offering”) of up to 2,626,317 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), including 342,563 shares of Common Stock that may be offered by certain selling stockholders to cover over-allotments pursuant to the Registration Statement.

        This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company and (iii) the Amended and Restated By-laws of the Company. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

        Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

        We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal matters” in the Prospectus included in the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/     Winston & Strawn LLP